Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2007 accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) included in the Annual Report of Phoenix Footwear Group, Inc. on Form 10-K for the year ended December 30, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement of Phoenix Footwear Group, Inc. on Form S-8 (File No. 333-139788, effective January 3, 2007, File No. 333-139789, effective January 3, 2007, File No. 333-117245, effective July 8, 2004, File No. 333-116391, effective June 10, 2004 and File No. 333-69066, effective September 7, 2001).

Grant Thornton LLP

Los Angeles, California

March 30, 2007